Exhibit 99.1

Contact: Barrier Therapeutics, Inc. Dennis P. Reilly V. P. Finance (609) 945-2607 Lazar Partners Ltd. Gregory Gin, Investor Relations (212) 867-1762

Barrier Therapeutics Announces First Quarter 2008 Financial Results

Management Outlines Three-Point Strategic Plan and

Updates Full Year 2008 Financial Guidance

Princeton, N.J., April 29, 2008 – Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company that develops and markets dermatology products, today announced its financial results for the first quarter ended March 31, 2008. Total revenues were $8.4 million for the first quarter of 2008, up $5.6 million or 207% from $2.7 million in the first quarter of 2007. Net loss for the first quarter of 2008 was $14.0 million, or $0.40 per share, and represents a decrease of $1.4 million or 9% from the net loss of $15.4 million, or $0.53 per share in the same period last year. First quarter 2008 net loss includes $2.6 million of one time restructuring charges, primarily severance costs, from the Company’s international and U.S. headquarters operations. Cash, cash equivalents and marketable securities were $37.3 million as of March 31, 2008. Net cash usage was $11.2 million for the first quarter of 2008.

“We are pleased with the year-on-year growth of our products, but we recognize our performance in the first quarter of 2008 is less than we planned. We have taken specific and immediate actions, including personnel and marketing program changes, that we believe will put us back on a solid growth track,” said Al Altomari, Chief Executive Officer of Barrier Therapeutics. “The recent IMS weekly sales data suggests that we have regained some momentum in prescription growth on both Vusion® and Xolegel®. However, in light of the first quarter results, we now expect full year fiscal 2008 revenues to be in the range of $40 million to $46 million, representing 65% to 90% growth compared to 2007.”

Mr. Altomari continued, “We are also highly focused on reducing our cash burn and believe that the restructuring measures completed in the first quarter are significant steps toward rationalizing our cost structure so that we can achieve breakeven as soon as possible.”

Barrier’s Three-Point Strategic Plan

Barrier Therapeutics announced a three-point strategic plan to achieve breakeven by 2010 through revenue growth and cost cutting initiatives:

1.	Leverage the Company’s sales and marketing organization by developing additional low-cost and quick turnaround product-line extensions, and if appropriate, acquiring rights to approved products or late stage products;

2.	Focus development spending:
a.	Complete the clinical development of Hyphanox™,
b.	Suspend all further development in the Rambazole™ and Pramiconazole programs until the Company establishes partnerships, and

Barrier Therapeutics Announces First Quarter 2008 Financial Results	Page 2 of 4

c.	Limit current development expenses to the completion of ongoing studies and revenue generating projects, including life cycle management; and

3.	Continue to develop Hivenyl™.

Commenting on the revised strategy, Mr. Altomari said: “We will continue to aggressively pursue value-adding strategic partnerships for our pipeline assets, including the U.S. rights to these products; however, we will run our business with a focus on achieving profitability independent of these partnerships.” He added: “We believe Hyphanox, if approved, is the asset that can contribute significantly to future growth and profitability; and, we will look to generate additional revenues through various initiatives we have underway. Over the longer term, we believe that Hivenyl has the most favorable risk benefit ratio to Barrier among our pipeline candidates. We believe that with clear focus we can execute on these strategies.”

Revised Full Year 2008 Financial Guidance

Barrier Therapeutics updated its Full Year 2008 Financial Guidance:

•	Total revenues are expected to be between $40 million to $46 million;
•	Research and development spending is expected to be in the range of $21 million to $25 million;
•	Selling, general and administrative expenses are expected to be in the range of $51 million to $54 million; and
•

Total 2008 net loss should decline from 2007 by approximately $20 million, or 40%, to a range of $32 million to $38 million. Financial guidance includes an estimated $5 million of stock based compensation expense and is inclusive of restructuring costs and anticipated related future benefits.

Discussion of First Quarter 2008 Financial Results

For the quarter ended March 31, 2008, Barrier reported total net revenues of $8.4 million, an increase of $5.6 million over the same period in 2007. Net U.S. product revenues in the first quarter of 2008 were $8.3 million, an increase of $5.7 million from the same period in 2007. The increase in U.S. product revenues was primarily due to increased price and volume growth for Vusion® and Xolegel® . International product revenues declined as we have ceased our commercial efforts outside the United States.

Product revenues are detailed in the table below:

Net Product Revenues	Q1 2008	Q1 2007

Vusion®	$6,749	$1,827

Xolegel®	1,343	520

Solagé® and other products	241	302

Net Product Revenues	$8,333	$2,649

Grant and other revenues	17	73

Total Net Revenues	$8,350	$2,722

Gross margin on product revenues was 92% and 83% for the first quarters of 2008 and 2007, respectively. This increase in gross margin is the result of both higher net prices and improved leverage on fixed expenses.

Barrier Therapeutics Announces First Quarter 2008 Financial Results	Page 3 of 4

Research and development expenses for the first quarter of 2008 totaled $6.3 million, down $1.6 million from the same period in 2007. Decreased spending in 2008 resulted primarily from lower clinical and preclinical spending on Rambazole and oral Pramiconazole, partially offset by increased Hyphanox spending related to our ongoing Phase 3 study. Research and development expenses for the first quarter of 2008 include $0.8 million in restructuring expenses mostly related to the downsizing of our Belgian operations to focus on discovery activities related to our pipeline. The first quarters of 2008 and 2007 include stock based compensation expense of $0.2 million and $0.3 million, respectively.

Selling, general and administrative expenses totaled $15.8 million for the first quarter of 2008, compared with $10.4 million in the same period in 2006. Selling expenses were $4.1 million, an increase of $0.9 million from the first quarter of 2007 due to higher sales force costs and third party co-promotion services for Vusion. Brand marketing and other commercial expenses were $7.0 million in the first quarter of 2008, up $2.7 million from 2007, reflecting increased spending for our direct to consumer television campaign for Vusion. Corporate expenses totaled $3.8 million, up $1.8 million from the same period in 2007. Selling, general and administrative expenses for the first quarter of 2008 included $1.8 million in restructuring charges including contractual and statutory severance payments. Stock based compensation expense for the first quarter of 2008 and 2007 was $0.8 million and $0.9 million, respectively.

Net interest income for the first quarter of 2008 totaled $0.4 million, a decrease of $0.3 million from the same period in 2007 due to lower average balances for cash and marketable securities and interest expense on debt.

Net loss for the first quarter of 2008 was $14.0 million, or $0.40 per share, compared to a net loss of $15.4 million, or $0.53 per share, for the first quarter of 2007. The net losses for the first quarter of 2008 and 2007 included $1.0 million, or $0.03 per share and $1.2 million, or $0.04 per share, respectively, of stock based compensation expense.

Conference Call & Webcast Information

Barrier’s senior management will host a conference call on April 29, 2008 at 4:30 p.m. ET to provide a company update and discuss the financial results for the quarter. Interested investors can listen to the call live on the investor relations section of the company’s web site located at http://www.barriertherapeutics.com or by dialing 866-362-5158 (U.S.) or 617-597-5397 (International). Conference ID code: 84500511. An audio replay of the call will be available for thirty days by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Replay Passcode: 20836996.

About Barrier Therapeutics

Barrier Therapeutics, Inc. is a pharmaceutical company focused on the development and commercialization of products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel® (ketoconazole, USP) Gel, 2%, for seborrheic dermatitis; Vusion® (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment, for diaper dermatitis complicated by documented candidiasis; and Solagé® (mequinol 2.0%, tretinoin 0.01%) Topical Solution, for solar lentigines. Barrier Therapeutics has other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including onychomycosis, psoriasis, acne, skin allergies, and acute fungal infections. The company is headquartered in Princeton, New Jersey and has a wholly owned subsidiary in Geel, Belgium. More information about Barrier Therapeutics can be found on its corporate website at: www.barriertherapeutics.com.

Xolegel, Vusion and Solagé are trademarks of Barrier Therapeutics, Inc.

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Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the financial guidance for 2008, the future growth potential for prescriptions and revenues, the expected decline in net losses, Barrier’s expense structure, ability and timing of breakeven and the anticipated progress on the clinical pipeline. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the marketplace acceptance of Barrier’s products, Barrier’s ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of clinical trials, and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in the company’s Annual Report on Form 10-K for the year ended December 31, 2007 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

In addition, please note that success in clinical trials does not mean that subsequent trials will confirm earlier findings. No assessment of the efficacy or safety of any product candidate can be considered definitive until all clinical trials needed to support a submission for marketing approval are complete.

(Financial Tables to Follow)

Barrier Therapeutics, Inc.

Consolidated Statements of Operations

(All amounts in thousands, except share and per share amounts)

	Three months ended March 31,
	2008	2007
Revenues:
Net product revenues	$8,333	$2,649
Other revenues	17	73

Total revenues	8,350	2,722
Costs and expenses:
Cost of product revenues	639	459
Research and development	6,269	7,853
Selling, general and administrative	15,779	10,445

Total operating expenses	22,687	18,757

Loss from operations	(14,337)	(16,035)
Interest income, net	381	670

Net loss	$(13,956)	$(15,365)

Basic and diluted net loss per share	$(0.40)	$(0.53)
Weighted average shares outstanding — basic and diluted	34,889,122	29,111,539

Certain amounts have been reclassified to conform to the current period presentation.

Barrier Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash, cash equivalents and marketable securities	$37,311	$48,463
Receivables, net	9,955	11,792
Finished goods inventories	644	793
Prepaid expenses and other current assets	4,295	3,381

Total current assets	52,205	64,429
Property and equipment, net	669	659
Other assets	2,219	2,328

Total assets	$55,093	$67,416

Liabilities and stockholders' equity
Current liabilities:
Note payable: current portion	$8,860	$8,711
Accounts payable and accrued expenses	25,150	24,666
Other current liabilities	13	17

Total current liabilities	34,023	33,394
Notes payable: long-term portion	86	104
Stockholders' equity	20,984	33,918

Total liabilities and stockholders' equity	$55,093	$67,416

Certain amounts have been reclassified to conform to the current period